As filed with the Securities and Exchange Commission on June 5, 2019

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LAZYDAYS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4183498
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6130 Lazy Days Boulevard Seffner, Florida	33584
(Address of Principal Executive Offices)	(Zip Code)

Lazydays Holdings, Inc. Amended and Restated 2018 Long Term Incentive Plan

(Full title of the plan)

William P. Murnane

Chairman and Chief Executive Officer

Lazydays Holdings, Inc.

6130 Lazy Days Boulevard

Seffner, Florida 33584

(Name and address of agent for service)

(813) 246-4999

(Telephone number, including area code, of agent for service)

With a copy to:

Esther L. Moreno, Esq.

Larry W. Ross II, Esq.

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street, Suite 1100

Miami, Florida 33131

(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.0001 par value	600,000	$4.88	$2,928,000	$354.87

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such additional and indeterminate amount of shares of common stock which may become issuable under the Lazydays Holdings, Inc. Amended and Restated 2018 Long Term Incentive Plan by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, or any other similar change affecting the outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, on the basis of the average of the high and low sales prices per share of the common stock as reported on the NASDAQ Capital Market on May 30, 2019.

This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 is being filed by Lazydays Holdings, Inc. (“Lazydays,” the “Company” or the “Registrant”) pursuant to General Instruction E to Form S-8, under the Securities Act of 1933, as amended, to register an additional 600,000 shares of common stock, $0.0001 par value per share (“Common Stock”), issuable under the Lazydays Holdings, Inc. Amended and Restated 2018 Long Term Incentive Plan (the “Plan”).

At the recommendation of Lazydays’ board of directors, the Registrant’s stockholders approved an amendment and restatement of the Plan at the annual meeting of stockholders on May 20, 2019, thereby further increasing the number of shares available for issuance under the Plan by 600,000 shares of Common Stock.

The contents of the Registration Statement on Form S-8 previously filed on August 31, 2018 (File No. 333-227155) are incorporated herein by reference and made a part hereof.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Akerman LLP.
10.1	Lazydays Holdings, Inc. Amended and Restated 2018 Long Term Incentive Plan (filed as Exhibit 10.2 to the Form 8-K filed on May 23, 2019 and incorporated herein by reference).
23.1	Consent of Akerman LLP (included in Exhibit 5.1).
23.2	Consent of Marcum LLP.
24.1	Power of Attorney (included in the signature page to the Registration Statement).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seffner, State of Florida, on the 5th day of June, 2019.

LAZYDAYS HOLDINGS, INC.

By:	/s/ William P. Murnane
Name:	William P. Murnane
Title:	Chief Executive Officer and Chairman

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Murnane and Nicholas Tomashot, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William P. Murnane	Chief Executive Officer and Chairman	June 5, 2019
William P. Murnane	(Principal Executive Officer)

/s/ Nicholas Tomashot	Chief Financial Officer	June 5, 2019
Nicholas Tomashot	(Principal Financial Officer and Principal Accounting Officer)

/s/ James Meehan	Corporate Controller	June 5, 2019
James Meehan

/s/ Jerry Comstock	Director	June 5, 2019
Jerry Comstock

/s/ James J. Fredlake	Director	June 5, 2019
James J. Fredlake

/s/ Jordan Gnat	Director	June 5, 2019
Jordan Gnat

/s/ Erika Serow	Director	June 5, 2019
Erika Serow

/s/ Christopher S. Shackelton	Director	June 5, 2019
Christopher S. Shackelton

/s/ B. Luke Weil	Director	June 5, 2019
B. Luke Weil

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